Exhibit 99.1

CONTACT:	Global Clean Energy Media Relations
424-318-3518

FOR IMMEDIATE RELEASE
DAY, FEBRUARY 8, 2022

Global Clean Energy Holdings Receives Funding from ExxonMobil to Advance Renewable Diesel Production and Camelina Expansion

●	Includes $125 million investment in Global Clean Energy Holdings, and option for ExxonMobil to acquire 25% equity stake
●	Accelerates nonfood-based camelina cultivation in key growing regions in the United States
●	Progresses efforts to help reduce greenhouse gas emissions in the transportation sector

TORRANCE, California – Global Clean Energy Holdings (OTCQX: GCEH) is advancing its renewable diesel production through an agreement with ExxonMobil, which will invest $125 million with an option to acquire up to a 25% equity stake in the company. The investment, outlined in filings with the U.S. Securities and Exchange Commission, will help Global Clean Energy grow its proprietary camelina business in key farming regions in the United States and accelerate expansion into Europe and South America.

“This strategic investment by ExxonMobil is transformational for GCE and will enable the rapid expansion of our proprietary camelina business. It also demonstrates the long-term commitment of both organizations to develop ultra-low carbon, nonfood-based feedstocks and advanced biofuels,” said Richard Palmer, CEO of Global Clean Energy Holdings. “Throughout our four years working together, ExxonMobil has actively supported our feedstock deployment efforts in multiple U.S. growth regions.”

GCE’s Sustainable Oils subsidiary is the leading global producer of camelina, a fast-growing, nonfood oilseed crop planted during fallow rotations by farmers without impact to their primary crops. Based on analysis of California Air Resources Board data, renewable diesel from various non-petroleum feedstocks can reduce life-cycle greenhouse gas emissions by approximately 40% to 80% compared to petroleum-based diesel used in engines on the road today.

“We are investing in a number of technologies and initiatives that can reduce greenhouse gas emissions from vital sectors of the global economy, and are progressing lower-emission fuels to help industries like heavy transportation, marine and aviation,” said Ian Carr, president of ExxonMobil Fuels and Lubricants Company. “Our agreement with GCE is an example of how we are leveraging our significant resources, technology and capabilities to deliver more renewable fuels to help customers reduce their emissions.”

GCE has an existing commercial agreement with ExxonMobil for more than 4 million barrels of drop-in renewable diesel from GCE’s California biorefinery, which is on track to begin production later this year.

GCE was represented by investment bank’s Stifel and Raymond James; financial advisor Ocean Park, and King & Spalding LLP acted as outside counsel. The investment was executed on Feb. 2, 2022, with an expected financial closing by the end of February 2022, following customary HSR review.  The investment includes an additional $40 million in equity and debt by GCEH’s existing lenders led by Orion Infrastructure Capital for a total investment of $165 million.

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About Global Clean Energy

Global Clean Energy Holdings, Inc. (“GCEH”) is a vertically integrated renewable fuels company specializing in nonfood-based feedstocks used for the production of advanced biofuels and biomaterials. With a footprint that stretches from the laboratory to the farm gate through to biorefinery production, GCEH’s farm-to-fuels value chain integration provides unrivaled access to reliable, ultra-low carbon feedstocks. When online, the Bakersfield Biorefinery will be the only facility of its type, processing both traditional feedstocks as well as domestically grown camelina oil into sustainable, ultra-low carbon fuels in California. To learn more, visit gceholdings.com and susoils.com.

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Forward-Looking Statements

Certain matters discussed in this press release are "forward-looking statements" of Global Clean Energy Holdings, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release which are not strictly historical statements are forward-looking statements and are subject to a number of risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled "Risk Factors" in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.